[LETTERHEAD OF KPMG INTERNATIONAL]

Office of the Chief Accountant
SECPS Letter Files
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street N.W.
Washington, D.C. 20549, USA

16 October 1997

Dear Sirs:

Transmedia Asia Pacific, Inc.

We were previously principal accountants for Transmedia Asia Pacific, Inc.
and, under the date of December 20, 1996, we reported on the consolidated financial statements of Transmedia Aisa Pacific, Inc. and subsidiaries as of and for the year ended September 30, 1996. On September 26, 1997, we resigned. We have read Transmedia Asia Pacific, Inc.'s statements included under item 4 of the Form 8-K dated October 16, 1997, and we agree with such statements.

Yours sincerely,

/s/ KPMG

KPMG